Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40494, 333-113794, 333-125056 and 333-182807 on Form S-8 and 333-212909 on Form S-3 of Salem Media Group, Inc. of our report dated March 12, 2019 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Sherman Oaks, California

March 12, 2019